Exhibit 99.1

American Shared Hospital Services Reports Fourth Quarter 2023 Financial Results

- Acquisition of 3 Rhode Island Radiation Therapy Cancer Centers progressing toward closing-

- International Cancer Center equipment upgrade completed in Ecuador, Opening new Puebla, Mexico Center in Q2-

- Lease extensions signed at 4 of 10 Gamma Knife customer sites –

-Sales Pipeline continues to advance-

-Conference Call Thursday, March 28th at 12:00 pm ET / 9:00 am PT -

SAN FRANCISCO, CA, March 27, 2024 ‒ American Shared Hospital Services (NYSE American: AMS) (the "Company"), a leading provider of turnkey technology solutions for stereotactic radiosurgery and advanced radiation therapy cancer treatment systems and services, today announced financial results for the fourth quarter ended December 31, 2023.

Fourth Quarter 2023 Highlights

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Total revenue in the fourth quarter was $5,698,000, an increase of 13.1% from the comparable period in 2022. Total proton therapy revenue increased 36.0% period-over-period; fractions increased 30.0%. Gamma Knife revenue decreased 5.3% period-over-period; procedures decreased 15.8% due to the expiration of two customer agreements and downtime at two sites for the installation of upgraded equipment.

●	Gross margin was $2,816,000, a period-over-period increase of 24.1%. The gross margin percentage was 49.4% of revenue.

●

Operating income for the fourth quarter of 2023 was $407,000 compared to operating income of $590,000 in the fourth quarter of 2022. The 2023 period includes an increase in reserves for impaired assets and removal costs of $362,000 in the current period compared to zero in the prior year period.

●	Adjusted EBITDA, a non-GAAP financial measure, was $2,679,000 for the fourth quarter of 2023, compared to $2,161,000 for the fourth quarter of 2022.

●	Cash at December 31, 2023 was $13,808,000 compared to $12,453,000 at December 31, 2022.

●	Signed one new order with an existing domestic Gamma Knife customer for a reload of new cobalt sources and software, and a second in January 2024 for an Esprit upgrade and Cobalt-60 reload.

Ray Stachowiak, Executive Chairman of American Shared Hospital Services, commented, “2023 was a good year for AMS with continual improvement each quarter. The new sales team jelled as the year progressed and we ended with the strongest sales pipeline in many years. We also strengthened our core business with the signing of four lease extensions from our base of ten Gamma Knife sites and there are others in discussion. Internationally, we completed the equipment upgrade in Ecuador in the fourth quarter, and patient volumes are already growing strongly with the new state-of-the-art Gamma Knife ICON now in place, the only Gamma Knife in Ecuador for non-invasive radiosurgery. We’re especially excited about the opening of our newest international center in Puebla, Mexico, where we now expect to begin treating patients in the second quarter after slight ground delays.

“During the year we invested $919,000 in three unique business opportunities and were excited to announce the first during the fourth quarter. This was the signing of a definitive agreement to acquire a 60% majority interest in three Radiation Therapy Cancer Centers in Rhode Island, which will be the Company’s first direct patient services, or retail, centers in the U.S. We’re progressing towards closing and we plan to disclose more details of these new revenue streams at that time.

“The fourth quarter was the strongest of the year, with revenue growth of 13% to $5.7 million, and gross margin of $2.8 million, a 24% increase from the comparable period, reflecting continued efficiencies and operating leverage from the sales increase. The gross margin percentage reached 49.4%, the highest since 2019. For the fourth quarter we earned $0.06 per share despite the headwinds of $350,000 in Rhode Island costs and $362,000 of additional reserves on impaired assets. For the full year, we earned $0.10 per share despite Rhode Island expenses of $919,000 and additional reserves for impaired assets and removal costs of $940,000. We expect these headwinds to significantly decrease in 2024. Our balance sheet remains strong, and we ended the year with cash and equivalents of $13.8 million, or approximately $2.19 per share.”

Peter Gaccione, Chief Executive Officer of AMS, added, “In addition to building a stronger sales team, we expanded our product portfolio and increased our capacity for creative financial solutions, which together has resulted in significantly increasing the breadth of opportunities for our consideration. Although the sales cycle for this sophisticated equipment is long, our sales pipeline is advancing and we look forward to announcing additional projects at the appropriate time. We’re proud that many of our Gamma Knife customer base has signed lease extension agreements with us this year, which we believe is a testament to our partnership business model and financial flexibility. Our in-house customer advocate, a recent new position, has been an important asset in these discussions at our Gamma Knife sites.

“With our newest international centers now having the most advanced radiotherapy cancer treatment systems in their regions, the Rhode Island opportunity advancing, our core business strong, and supported by our strong balance sheet and consistent cash flow, we believe that American Shared Hospital Services is well positioned for future growth,” concluded Mr. Gaccione.

Financial Results for the Three Months Ended December 31, 2023

For the three months ended December 31, 2023, revenue increased 13.1% to $5,698,000 compared to $5,037,000 in the year-ago period. Rental revenue from the Company’s medical equipment leasing (“leasing”) segment was $4,785,000 for the three months ended December 31, 2023, compared to $4,273,000 for the same period in the prior year, an increase of 12.0%. Revenue from the Company’s direct patient services (“retail”) segment was $913,000 for the three months ended December 31, 2023, compared to $764,000 for the same period in the prior year, an increase of 19.5%.

Fourth quarter revenue for the Company's proton therapy system installed at Orlando Health in Florida increased 35.9% to $3,055,000 compared to revenue for the fourth quarter of 2022 of $2,247,000 primarily due to continued increases in average reimbursement as well as the increase in fractions.

Total proton therapy fractions in the fourth quarter were 1,275 compared to 981 proton therapy fractions in the fourth quarter of 2022, an increase of 30.0% or 294 fractions, which is within the typical quarterly fluctuation range.

Total revenue for the Company's Gamma Knife operations decreased 5.3% to $2,643,000 for the fourth quarter of 2023 compared to $2,790,000 for the fourth quarter of 2022. The decrease in overall Gamma Knife revenue was primarily due to a decrease in procedures from two expired contracts as well as downtime at two sites for the installation of upgraded equipment.

Total Gamma Knife procedures decreased by 15.8% to 277 for the fourth quarter of 2023 compared to 329 in the fourth quarter of 2022, reflecting the two expired contracts and downtime for upgrades.

Gross margin for the fourth quarter of 2023 increased 24.1% to $2,816,000, or 49.4% of revenue, compared to gross margin of $2,270,000, or 45.1% of revenue, for the fourth quarter of 2022.

Selling and administrative costs increased by 23.9% to $1,760,000 for the fourth quarter of 2023 compared to $1,420,000 for the same period in the prior year, primarily due to higher sales, marketing and related fees associated with new business opportunities.

Net interest expense was $175,000 in the 2023 period compared to $192,000 in the comparable period of last year. The decrease is due to an increase in the interest rate on the Company’s variable rate debt offset by increases in interest income on the Company’s growing cash balance.

Operating income for the fourth quarter of 2023 was $407,000 compared to operating income of $590,000 in the fourth quarter of 2022, which reflects higher selling and administrative expense as well as an increase in reserves for impaired assets and removal costs of $362,000 in the current period.

Income tax expense was $338,000 for the fourth quarter of 2023 compared to income tax expense of $333,000 for the same period in the prior year. The modest increase in income tax expense for the current period was primarily due to higher taxable income offset by permanent domestic tax differences recorded in the prior year.

Net income attributable to American Shared Hospital Services in the fourth quarter of 2023 was $415,000, or $0.06 per diluted share, compared to net income of $246,000, or $0.04 per diluted share, for the fourth quarter of 2022. The period-over-period decrease was primarily due to higher interest expense, higher selling and administrative expenses in support of the Company’s pursuit of new business opportunities and the increase in reserves for impaired assets and removal costs. Fully diluted weighted average common shares outstanding were 6,552,000 and 6,284,000 for the fourth quarter of 2023 and 2022, respectively.

Adjusted EBITDA, a non-GAAP financial measure, was $2,679,000 for the fourth quarter of 2023, compared to $2,161,000 for the fourth quarter of 2022.

Financial Results for the Twelve Months Ended December 31, 2023

For the twelve months ended December 31, 2023, revenue increased 8.0% to $21,325,000 compared to revenue of $19,746,000 for the twelve months of 2022. Revenue from the Company’s leasing segment was $17,772,000 for the twelve months ended December 31, 2023, compared to $16,655,000 for the prior year, an increase of 6.7%. Revenue from the Company’s retail segment was $3,553,000 for the twelve months ended December 31, 2023, compared to $3,091,000 for the prior year, an increase of 14.9%. Retail revenue includes $200,000 from the sale of equipment during the second quarter of 2023.

Gamma Knife revenue increased 1.8% to $10,992,000 for the twelve months of 2023 compared to $10,794,000 for the twelve months of 2022. The number of Gamma Knife procedures in the twelve months of 2023 was 1,195, a decrease of 7.1% compared to 1,286 Gamma Knife procedures in the comparable period of 2022.

Proton therapy revenue increased 13.2% to $10,133,000 for the twelve months of 2023 compared to $8,952,000 for the twelve months of 2022. Total proton therapy fractions in the twelve months of 2023 were 5,369, an increase of 1.4% compared to 5,296 proton therapy fractions in the comparable period of 2022.

Net income attributable to American Shared Hospital Services for the twelve months of 2023 was $610,000, or $0.10 per diluted share, compared to net income of $1,328,000, or $0.21 per diluted share, for the twelve months of 2022. The 2023 period includes pretax investments for new business opportunities and an increase in reserves for impaired assets and removal costs that together total $1.86 million in the current period. Adjusted EBITDA, a non-GAAP financial measure, was $8,189,000 for the twelve months of 2023, compared to $8,176,000 for the twelve months of 2022.

Balance Sheet Highlights

At December 31, 2023, cash, cash equivalents, and restricted cash was $13,808,000 compared to $12,453,000 at December 31, 2022. American Shared Hospital Services' equity (excluding non-controlling interests in subsidiaries) at December 31, 2023 and December 31, 2022 was $22,624,000 or $3.59 per outstanding share and $21,625,000, or $3.50 per outstanding share, respectively.

Conference Call and Webcast Information

AMS has scheduled a conference call to review its financial results for Thursday, March 28th at 12:00 pm ET / 9:00 am PT.

To participate, please call 1 (844) 413-3972 at least 10 minutes prior to the start of the call and ask to join the American Shared Hospital Services call. A simultaneous Webcast of the call may be accessed through the Company's website, www.ashs.com, or at www.streetevents.com for institutional investors.

A replay of the call will be available at 1 (877) 344-7529, access code 1037805, through April 4, 2024. The call will also be available for replay on the Company’s website, www.ashs.com, for one year.

About American Shared Hospital Services (NYSE American: AMS)

American Shared Hospital Services (ASHS) is a leading provider of creative financial and turnkey solutions to Cancer Treatment Centers, hospitals, and large cancer networks worldwide.  The company works closely with all major global Original Equipment Manufacturers (OEMs) that provide leading edge clinical treatment systems and software to treat cancer using Radiation Therapy and Radiosurgery. The company is vendor agnostic and provides financial support for a wide range of products including MR Guided Radiation Therapy Linacs, Advanced Digital Linear Accelerators, Proton Beam Therapy Systems, Brachytherapy systems and suites, and through the Company’s subsidiary, GK Financing LLC., the Leksell Gamma Knife product and services. For more information, please visit: www.ashs.com

Safe Harbor Statement

This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services (including statements regarding the expected continued growth of the Company and the expansion of the Company’s Gamma Knife, proton therapy and MR/LINAC business, which involve risks and uncertainties including, but not limited to, the risks of economic and market conditions, the risks of variability of financial results between quarters, the risks of the Gamma Knife and proton therapy businesses, the risks of changes to CMS reimbursement rates or reimbursement methodology, the risks of the timing, financing, and operations of the Company’s Gamma Knife, proton therapy, and MR/LINAC businesses, the risk of expanding within or into new markets, the risk that the integration or continued operation of acquired businesses could adversely affect financial results and the risk that current and future acquisitions may negatively affect the Company’s financial position. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company's Quarterly Report on Form 10-Q for the three month periods ended March 31, 2023, June 30, 2023, and September 30, 2023, the Annual Report on Form 10-K for the year ended December 31, 2023, and the definitive Proxy Statement for the Annual Meeting of Shareholders that was held on June 20, 2023.

Non-GAAP Financial Measure

Adjusted EBITDA, the non-GAAP measure presented in this press release and supplementary information, is not a measure of performance under the accounting principles generally accepted in the United States ("GAAP").  This non-GAAP financial measure has limitations as an analytical tool, including that it does not have a standardized meaning. When assessing our operating performance, this non-GAAP financial measure should not be considered a substitute for, and investors should also consider, income before income taxes, income from operations, net income attributable to the Company, earnings per share and other measures of performance as defined by GAAP as indicators of the Company's performance or profitability.

EBITDA is a non-GAAP financial measure representing our earnings before interest expense, income tax expense, depreciation, and amortization. We define Adjusted EBITDA as net income before interest expense, interest income, income tax expense, depreciation and amortization expense, loss on write down of impaired assets and associated removal costs, and stock-based compensation expense.

We use this non-GAAP financial measure as a means to evaluate period-to-period comparisons. Our management believes that this non-GAAP financial measure provides meaningful supplemental information regarding our performance by excluding certain expenses and charges that may not be indicative of the operating results of our recurring core business, such as stock-based compensation expense.  We believe that both management and investors benefit from referring to this non-GAAP financial measure in assessing our performance.

Contacts:

American Shared Hospital Services
Ray Stachowiak
Executive Chairman
rstachowiak@ashs.com

Investor Relations
PCG Advisory
Stephanie Prince
P: (646) 863-6341
sprince@pcgadvisory.com

- Tables Follow –

 American Shared Hospital Services

Condensed Consolidated Statements of Operations

	Summary of Operations Data
		(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,

	2023	2022	2023	2022
Revenues	$5,698,000	$5,037,000	$21,325,000	$19,746,000
Costs of revenue	2,882,000	2,767,000	11,981,000	11,364,000
Gross margin	2,816,000	2,270,000	9,344,000	8,382,000
Loss on write down of impaired assets and associated removal costs	362,000	-	940,000	-
Selling and administrative expense	1,760,000	1,420,000	7,022,000	5,145,000
Interest expense	287,000	260,000	1,112,000	806,000
Operating income	407,000	590,000	270,000	2,431,000
Interest and other income	108,000	56,000	426,000	87,000
Income before income taxes	515,000	646,000	696,000	2,518,000
Income tax expense	338,000	333,000	431,000	963,000
Net income	177,000	313,000	265,000	1,555,000
Plus (less): Net (income) loss attributable to non-controlling interest	238,000	(67,000)	345,000	(227,000)
Net income attributable to American Shared Hospital Services	$415,000	$246,000	$610,000	$1,328,000

Earnings per common share:
Basic	$0.06	$0.04	$0.10	$0.21
Diluted	$0.06	$0.04	$0.10	$0.21

Weighted Average Shares Outstanding:
Basic	6,518,000	6,276,000	6,358,000	6,297,000
Diluted	6,552,000	6,284,000	6,393,000	6,303,000

American Shared Hospital Services

Balance Sheet Data

	Balance Sheet Data
	(Unaudited)

	12/31/2023	12/31/2022
Cash, cash equivalents and restricted cash	$13,808,000	$12,453,000
Current assets	$20,456,000	$18,723,000
Total assets	$48,162,000	$43,956,000

Current liabilities	$10,779,000	$5,175,000
Shareholders' equity, excluding non-controlling interests	$22,624,000	$21,625,000

American Shared Hospital Services

Adjusted EBITDA

	Reconciliation of GAAP to Non-GAAP Adjusted Results
		(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2023	2022	2023	2022
Net income	$415,000	$246,000	$610,000	$1,328,000
Plus (less): Income tax expense	338,000	333,000	431,000	963,000
Interest expense	287,000	260,000	1,112,000	806,000
Interest (income)	(112,000)	(68,000)	(458,000)	(103,000)
Depreciation and amortization expense	1,291,000	1,226,000	5,165,000	4,783,000
Stock-based compensation expense	98,000	164,000	389,000	399,000
Loss on write down of impaired assets and associated removal costs	362,000	-	940,000	-
Adjusted EBITDA	$2,679,000	$2,161,000	$8,189,000	$8,176,000